Tidal ETF Trust 485BPOS

Exhibit 99(d)(xx)(1)

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of October 4, 2023, to the Investment Advisory Agreement dated as of August 5, 2022 (the “Agreement”), is entered into by and between TIDAL ETF TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time, and TOROSO INVESTMENTS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to add the following series:

Unlimited HFEQ Equity Long/Short Return Tracker ETF

Unlimited HFGM Global Macro Return Tracker ETF

Unlimited HFEV Event Driven Return Tracker ETF

Unlimited HFFI Fixed Income Return Tracker ETF

Unlimited HFEM Emerging Markets Return Tracker ETF

Unlimited HFMF Managed Futures Return Tracker ETF

Unlimited Ultra HFND Multi-Strategy Return Tracker ETF

Unlimited Low-Beta HFND Multi-Strategy ETF (each, a “New Fund,” and collectively, the “New Funds”); and

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the New Funds, to be effective at the time each New Fund commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SIGNATURES ON NEXT PAGE

TIDAL ETF TRUST		TOROSO INVESTMENTS, LLC
on behalf of its series listed on Amended Schedule A

By:	/s/ Eric W. Falkeis	By:	/s/ Daniel H. Carlson
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	President	Title:	Chief Financial Officer

Amended Schedule A

to the

Investment Advisory Agreement

by and between

Tidal ETF Trust and Toroso Investments, LLC

Fund Name	Advisory Fee	Effective Date
Unlimited HFND Multi-Strategy Return Tracker ETF	0.95%	10/10/2022
Unlimited HFEQ Equity Long/Short Return Tracker ETF	0.95%	Commencement of Operations
Unlimited HFGM Global Macro Return Tracker ETF	0.95%	Commencement of Operations
Unlimited HFEV Event Driven Return Tracker ETF	0.95%	Commencement of Operations
Unlimited HFFI Fixed Income Return Tracker ETF	0.95%	Commencement of Operations
Unlimited HFEM Emerging Markets Return Tracker ETF	0.95%	Commencement of Operations
Unlimited HFMF Managed Futures Return Tracker ETF	0.95%	Commencement of Operations
Unlimited Ultra HFND Multi-Strategy Return Tracker ETF	0.95%	Commencement of Operations
Unlimited Low-Beta HFND Multi-Strategy ETF	0.95%	Commencement of Operations